News Release

LANDAUER

LANDAUER, INC.  APPOINTS DANIEL J. FUJII TO VICE PRESIDENT, CORPORATE CONTROLLER AND CHIEF ACCOUNTING OFFICER

For Further Information Contact:

Jim Polson

FTI Consulting

Phone: 312-553-6730

Email: jim.polson@fticonsulting.com

GLENWOOD, IL—  March 17, 2014—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and high quality medical consumable accessories, today announced that Daniel J. Fujii has been named a  vice president of the company effective April 1, 2014.  Mr. Fujii will assume the role of corporate controller and chief accounting officer following filing of the company’s second quarter fiscal 2014 form 10-Q, at the close of business that day.    Mr. Fujii will replace Ronald Zilkowski, who will be leaving the company to pursue other interests after transitioning the controller responsibilities.

"We are very excited to have Dan join the Landauer team,” said Michael Burke, Senior Vice President and Chief Financial Officer of Landauer, Inc.    "His extensive knowledge of global accounting processes and systems, as well as his keen business awareness provides the right combination to complement our existing management team as we build for continued future growth."

Reporting to Mr. Burke, Mr. Fujii will have responsibility for and provide leadership to financial reporting, financial regulatory compliance and all other accounting-related functions of the company, including internal controls.

Prior to joining Landauer, Mr. Fujii served as corporate controller for Actient Pharmaceuticals, a private specialty pharmaceuticals company that was recently acquired by Auxilium Pharmaceuticals.  Prior to that time, he was director of finance and controller for Nanosphere, Inc., a manufacturer of medical diagnostic equipment. His experience includes financial leadership positions at several other publicly held organizations including Richardson Electronics, and he began his career at PricewaterhouseCoopers.  He is a certified public accountant and earned a bachelor’s degree in accounting from the University of Illinois.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures.  For more than 50 years, the company has provided complete radiation

Landauer, Inc. 2 Science Road Glenwood,  Illinois 60425-1586 Telephone: 708.755.7000 Fax: 708.755.7011  landauerinc.com dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees.  Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings.  The company provides its dosimetry services to approximately 1.8 million individuals globally.  In addition, through its Medical Physics segment, the company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.  For information about Landauer, please visit our website at http://www.landauer.com.

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Landauer, Inc. 2 Science Road Glenwood,  Illinois 60425-1586 Telephone: 708.755.7000 Fax: 708.755.7011  landauerinc.com